Exhibit 10.1

[DRVN LETTERHEAD]

April 29, 2024

Gary Ferrera

VIA Email

Dear Gary:

Reference is made to your Letter of Employment with Driven Brands Holdings Inc. (the “Company”), dated May 4, 2023 (the “Employment Letter”). Pursuant to the Employment Letter, you previously received a cash sign-on bonus of $100,000, which is subject to repayment to the Company if you are terminated for Cause or resign from the Company without Good Reason (each as defined in the Employment Letter) prior to 12 months after the payment of such bonus (the “Repayment Obligation”).

Your employment with the Company will terminate effective promptly following the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2024 (the “Effective Time”), and such termination will constitute your resignation without Good Reason. You acknowledge and agree that the Effective Time is expected to occur prior to the expiration of the Repayment Obligation. In exchange for your agreement to provide transition services to the Company for a period of six months following the Effective Time (the “Transition Period”), the Company will waive the Repayment Obligation. For the avoidance of doubt, during the Transition Period, you will not be an employee of the Company and will only provide transition services as and when reasonably requested by the Company. You and the Company agree that such transition services will not exceed 10 hours per month.

Please indicate your acceptance of this letter agreement by signing and returning the signed copy to me by no later than May 1, 2024.

We thank you for your efforts in assisting with the smooth transition of your duties.

Driven Brands Holdings Inc.
By:	/s/ Jonathan Fitzpatrick
Name: Jonathan Fitzpatrick Title: President & Chief Executive Officer

Agreed to and accepted by:
/s/ Gary W. Ferrera Gary W. Ferrera Date: May 1, 2024